                  SCHEDULE 14A INFORMATION
      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

              KANSAS CITY POWER & LIGHT COMPANY
      (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            ####

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[Article to appear in LightLines employee newsletter distributed to
KCPL employees and retirees commencing July 22, 1998]


       SPECIAL SHAREHOLDER MEETING SET FOR NEXT WEEK;
              401(K) VOTING DEADLINE IS JULY 28

     Proxy materials that provide details of the revised merger agreement between Kansas City Power & Light and
Western Resources are in the hands of shareholders, and special shareholder meetings will be held next week.

     Both KCPL and Western Resources have set July 30 as the date for those special meetings. KCPL's meeting will be held in the Gem Theater, 18th & Vine, at 10 a.m. Western Resources' meeting will be held at the Bradbury Thompson Alumni Center in Topeka, Kan., also at 10 a.m.

     If you choose to vote your shares of KCPL stock through the company's 401(k) Plan, your ballot must be returned to UMB by July 28. Each employee in the 401(k) Plan has the right to instruct UMB how to vote the common stock share allocated to his/her account. If no instructions are received by July 28, UMB will vote the remaining "unvoted" shares in its own discretion. All information to UMB regarding your voting instructions is completely confidential.

     All KCPL shareholders, other than those holding shares through the 401(k) plan, can cast their vote until KCPL Chairman of the Board and President Drue Jennings declares the polls "closed" during next week's special meeting. It is anticipated the results will be announced at the close of the meeting.

     Approval of the transaction requires a majority (50%)
of Western Resources common shares outstanding, and 66 2/3% of all outstanding KCPL shares. Shareowners of record as of June 11 are eligible to vote.

     If the merger is approved by shareholders of both companies, the transition process will resume shortly after the vote. During that process, designated employees from KCPL and Western Resources will look at the work processes and best practices of KCPL, KPL and KGE, and then make recommendations for bringing the three together under the new company, Westar Energy.

     KCPL and Western Resources jointly filed amended applications with the Kansas Corporation Commission (KCC) and the Missouri Public Service Commission (MPSC) on June
17, asking for approval of their restructured merger agreement. Filings will be made with the Federal Energy
Regulatory Commission (FERC), the Nuclear Regulatory
Commission (NRC), and other government agencies later this year. The approval process is expected to take from 12 to 18 months.

     Upon approval of the merger by shareholders and regulatory agencies, John Hayes, chairman of the board of Western Resources, will become chairman of the board of Westar Energy. Jennings will assume the new company's chief executive officer responsibilities.

     Under the present agreement, each KCPL shareholder will receive a fractional share of Western Resources common stock, worth between $21.50 and $26.50 for each KCPL common share owned. Based on Western Resources current price, each share of KCPL common stock would have been converted into a fractional share of Western Resources stock worth $23.50.

     In addition, KCPL shareholders will receive one share of Westar Energy common stock for each share of KCPL common stock owned. The companies estimate that each share of Westar Energy common stock will have an approximate value of between $10 and $12 per share.

     A merger would create a company with more than one million electric customers in Kansas and Missouri, $8.2 billion in assets, and more than 8,000 megawatts of electric generation resources.